As filed with the Securities and Exchange Commission on August 6, 1999

                                                      Registration No. 333-83065


================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                -----------------
                                 Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                                -----------------

                       Take-Two Interactive Software, Inc.
                (Name of registrant as specified in its charter)

                                -----------------

                                  575 Broadway
                            New York, New York 10012
                                 (212) 334-6633
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       Delaware                                                  51-0350842
(State or jurisdiction                                        (I.R.S. employer
  of incorporation or                                          identification
     organization)                                                 number)

                                -----------------

                             Ryan A. Brant, Chairman
                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                                 (212) 334-6633
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                   Copies to:
                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                           Telecopier: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                    Calculation of Fee.
===================================================================================================================================
                                          Proposed Maximum        Proposed Maximum
 Title of Shares         Amount to be          Offering           Aggregate Offering       Amount of       Previously     Amount
 to be Registered        Registered(1)    Price Per Share(2)             Price          Registration Fee      Paid         due
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01         510,509(3)           $7.75               $3,956,444.75          $1,099.89        $561.27      $538.62
par value
===================================================================================================================================


(1) Represents 260,509 shares included in the initial filing of this registration statement and an additional 250,000 shares being included in this amendment.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices as reported by Nasdaq for the registrant's Common Stock on August 5, 1999.


(3) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or, in the case of holders of warrants, the operation of any anti-dilution provisions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       Take-Two Interactive Software, Inc.


                                 510,509 Shares


                                  Common Stock


     This prospectus relates to the resale of up to 510,509 shares of common stock of Take-Two Interactive Software, Inc. by certain stockholders. These shares include up to 100,000 shares which may be issued to selling stockholders upon the exercise of warrants.


     The selling stockholders may sell these shares from time to time through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at negotiated prices and in certain other ways, as described under "Plan of Distribution" on page 14. We will not receive any of the proceeds from the sale of these shares.


     Our common stock is traded on the Nasdaq National Market under the symbol TTWO. On August 5, 1999, the closing sale price of our common stock as reported by Nasdaq was $7.6875.


                                -----------------

     Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 4.

                                -----------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this prospectus is August 6, 1999.

                               PROSPECTUS SUMMARY

     This summary highlights certain information contained elsewhere in this prospectus or in documents incorporated by reference into this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes contained in our Annual Report on Form 10-KSB for the fiscal year ended October 31, 1998, and especially the risks described under "Risk Factors."

                                   The Company

     We are a leading developer, publisher and distributor of interactive entertainment software. Our software operates on multimedia personal computers, video game console platforms manufactured by Sony, Nintendo and Sega and Nintendo's GameBoy Color hand-held gaming system. Through internal expansion and several strategic acquisitions, we have become one of the largest distributors of interactive entertainment software in the United States and one of the top ten publishers of interactive entertainment software in Europe.

     Our software is developed internally by our five design studios, created by third-party developers on our behalf and licensed from third-party developers. Our relationships with third-party developers include Gathering of Developers, a group of six premier interactive entertainment software development studios, DMA Design and Z-Axis. We publish software globally under the Rockstar Games, Talonsoft, Mission Studios, Gathering of Developers and Take-Two labels. We have released a variety of popular titles in significant interactive entertainment genres, including Grand Theft Auto, Railroad Tycoon II and the Jetfighter series, and expect to release various new titles, including versions of Fly!, Monster Truck Madness, Earthworm Jim 3-D and Grand Theft Auto II.

     We distribute our software as well as software of third parties worldwide through our subsidiary Jack of All Games. We distribute interactive entertainment software to over 20,000 retail outlets in the United States through third-party distributors and through direct relationships with large retail customers. Our U.S. customers include WalMart, Toys R Us, Electronics Boutique, Babbage's, Best Buy and Ames Department Stores as well as leading national and regional drug store, supermarket and discount store chains and specialty retailers.

     We have significantly expanded our international presence through the acquisition of publishing and distribution operations in the United Kingdom, France, Germany, Norway, Sweden, Denmark and Australia. We distribute interactive entertainment software to over 19,000 retail outlets in Europe through third-party distributors and through direct relationships with retail customers in the United Kingdom, France and Germany. Our Joytech subsidiary is a leading manufacturer of video game hardware accessories in Europe. Sales in foreign markets have accounted for an increasing portion of our revenues.

     We were incorporated in the state of Delaware in September 1993. Our principal executive offices are located at 575 Broadway, New York, New York 10012, and our telephone number is (212) 334-6633.

                                  The Offering


Securities offered .....................510,509 shares by certain selling stockholders, including up to 100,000
                                        shares issuable upon exercise of
                                        outstanding warrants.

Common Stock outstanding ...............22,496,287 shares of common stock are outstanding as of July 31, 1999.
                                        This does not include approximately
                                        3,870,000 shares issuable upon the
                                        exercise of options and warrants as of
                                        July 31, 1999.

Use of Proceeds ........................If all 100,000 warrants held by selling stockholders are exercised, we will
                                        receive proceeds of $650,000. We will
                                        not receive any of the proceeds from the sale of shares by the selling stockholders. We will apply the net proceeds of this offering, if any, to working capital and general corporate purposes.


Risk Factors ...........................Investing in our common stock is speculative and involves a high degree
                                        of risk. See "Risk Factors" beginning on page 4.

Nasdaq National Market Symbol ..........TTWO

                                  RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

Many of our titles have short lifecycles and fail to generate significant revenues.

     The market for our interactive entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occurs within the first three months following their release. Therefore, our continued profitability depends upon our ability to develop and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

A significant portion of our revenues are derived from a limited number of titles.

     For the year ended October 31, 1998, ten titles accounted for approximately 31.3% of our revenues, with Grand Theft Auto, Three Lions Soccer and Silicon Valley accounting for 7.6%, 4.0% and 3.7% of our revenues. For the six-month period ended April 30, 1999, ten titles accounted for approximately 30.1% of our revenues. Our future titles may not be commercially viable. We also may not be able to release new titles within scheduled release times or at all. If we fail to continue to develop and sell new, commercially successful titles, our revenues and profits may decrease substantially.

Our business is dependent on licensing and publishing arrangements with third parties.

     Our success depends on our ability to identify and exploit new titles on a timely basis. We have entered into agreements with third parties to acquire the rights to publish and distribute interactive entertainment software. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully. In addition, software development costs, promotion and marketing expenses and royalties payable to software developers have increased significantly in recent years and reduce the potential revenues derived from sales of our software. Future sales of our titles may not be sufficient to recover advances to software developers, and we may not have adequate financial and other resources to satisfy our contractual commitments. If we fail to satisfy our obligations under these license agreements, the agreements may be terminated or modified in ways that may be burdensome to us.

     Our profitability depends upon our ability to continue to license popular properties on commercially feasible terms. Numerous companies compete intensely for properties, and we may not be able to license popular properties on favorable terms or at all in the future.

We continually need to develop new interactive entertainment software for various operating systems.

     We depend on third-party software developers and our internal development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. Most of our titles are externally developed. If developers experience financial difficulties, additional costs or unanticipated development delays, we will not be able to release titles according to our schedule and may incur losses.

     The development of new interactive entertainment software is lengthy, expensive and uncertain. Considerable time, effort and resources are required to complete development of our proposed titles. We have in the past and may in the future experience delays in introducing new titles. Delays, expenses, technical problems or difficulties could force the abandonment of or material changes in the development and commercialization of our proposed titles. In addition, the costs associated with developing titles for use on new or future platforms may increase our development expenses.

     The software incorporated into our titles may contain defects or errors which do not become apparent until after commercial introduction. Remedying such errors may delay our plans, cause us to incur additional costs and adversely affect our operations.

We are subject to various distribution risks.

     Our distribution business accounts for a substantial portion of our revenues. Our distribution operations require us to:

          o    maintain our operating margins;

          o secure adequate supplies of currently popular software and hardware on a timely and competitive basis;

          o    continually turn our inventories; and

          o    maintain effective inventory and cost controls.

     We are dependent on third-party software and hardware manufacturers, developers, distributors and dealers, including our competitors, to provide adequate inventories of popular interactive entertainment software to our retail customers when needed and on favorable pricing terms. We generally do not maintain agreements with suppliers. Suppliers may sell their software directly to our retail customers, rather than through us, on more favorable terms than those provided to us. We have historically purchased a significant portion of our titles from a limited number of suppliers. If suppliers do not provide us with competitive titles on favorable terms without delays, we will be unable to deliver titles on competitive terms to our retail customers when they require them.

We may fail to anticipate changing consumer preferences.

     Our business is speculative and is subject to all of the risks generally associated with the interactive entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

          o the popularity, price and timing of new interactive entertainment software being released and distributed by us and our competitors;

          o international, national and regional economic conditions, particularly economic conditions adversely affecting discretionary consumer spending;

          o    changes in consumer demographics;

          o    the availability of other forms of entertainment; and

          o critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

     In order to plan for acquisition and promotional activities, we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive entertainment software or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period, consumer appeal of a particular title may decrease, causing projected sales to decline.

Rapidly changing technology and potential obsolescence of software and platforms could harm our operating results.

     The interactive entertainment software market and the PC and video game industries in general are associated with rapidly changing technology, which leads to software and platform obsolescence and significant price erosion of interactive entertainment software. Our titles have been developed primarily for multimedia PCs and video game consoles, including Nintendo 64 and Sony's PlayStation game console. Sony has recently announced the creation of the next generation of the PlayStation. Sega has introduced its Dreamcast system in Japan and plans to introduce it in the U.S. and Europe later this year. Nintendo has stated that it is in the process of developing a new video game platform. If the sales rates of multimedia PCs or video game consoles level off or decline as a result of the anticipated release of new platforms or other technological changes, sales of our titles developed for these platforms may decrease.

     We need to anticipate technological changes and continually adapt our new titles to emerging platforms to remain competitive in terms of price and performance. Our success depends upon our ability and the ability of third-party developers to adapt software to operate on and to be compatible with the products of original equipment manufacturers and to function on various hardware platforms and operating systems. If we design titles to operate on new platforms, we may be required to make substantial development investments well in advance of platform introductions, and we will be subject to the risks that any new platform may not achieve initial or continued market acceptance. In addition, our software designed for PCs must maintain compatibility with computers, their operating software and their hardware accessories. If we are unable to develop or adapt titles to operate on and be compatible with future platforms that achieve market acceptance or to maintain compatibility with new platforms as needed, we will be unable to offer titles that may appeal to consumers in the future.

     The introduction of new platforms and technologies can render existing interactive entertainment software obsolete and unmarketable. We expect that as more advanced platforms are introduced, consumer demand for software for older platforms will decline. As a result, our titles developed for such platforms may not generate sufficient sales to make such titles profitable. Obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers.

     A number of software publishers who compete with us have developed or are currently developing software for use by consumers over the Internet. Future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and impact our sales. Direct sales of software by major manufacturers over the Internet would adversely affect our distribution business.

Returns of our titles may adversely affect our operating results.

     Our arrangements with retailers for published titles require us to accept returns for stock balancing, markdowns or defects. We establish a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates, and we recognize revenues net of returns. We have historically experienced a return rate of approximately 10% of gross publishing revenues.

     Our distribution arrangements with retailers generally do not give them the right to return titles to us or to cancel firm orders, although we do accept returns for stock balancing, markdowns and defects. We sometimes negotiate accommodations to retailers, including price discounts, credits and returns, when demand for specific titles falls below expectations. Historically, less than 1% of distribution revenues represent write-offs for returns.

     Our sales returns and allowances for the years ended October 31, 1997 and 1998 and the six months ended April 30, 1999 were $8,330,705, $13,672,432 and
$8,735,701. If return rates significantly exceed our estimates, our operating results will be materially adversely affected.

Our quarterly operating results may vary significantly.

     We have experienced and may continue to experience wide fluctuations in quarterly operating results as a result of:

          o    delays in the introduction of new titles;

          o    the size and timing of acquisitions;

          o variations in sales of titles designed to operate on particular platforms;

          o development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles;

          o    projected and actual changes in platforms;

          o    the timing and success of title introductions by our competitors;

          o    product returns;

          o    the accuracy of retailers' forecasts of consumer demand; and

          o    the timing of orders from major customers.

     Sales of our titles are seasonal, with peak shipments typically occurring in the fourth calendar quarter (our fourth and first fiscal quarters) as a result of increased demand for interactive entertainment software during the year-end holiday season.

The interactive entertainment software industry is highly competitive.

     We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Nintendo and Sega, each of which is the largest developer and marketer of software for its platforms. Sony and Nintendo currently dominate the industry and have the financial resources to withstand significant price competition and to implement extensive advertising campaigns, particularly for prime-time television. These companies may also increase their own software development efforts.

     In addition, we compete with domestic public and private companies, international companies, large software companies and media companies. Many of our competitors have far greater financial, technical, personnel and other resources than we do, and many are able to carry larger inventories, adopt more aggressive pricing policies and make higher offers to licensors and developers for commercially desirable properties than we can. Our titles also compete with other forms of entertainment such as motion pictures, television and audio and video cassettes featuring similar themes, on-line computer programs and forms of entertainment which may be less expensive or provide other advantages to consumers.

     Retailers typically have limited shelf space and promotional resources, and competition is intense among an increasing number of newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures just to maintain current levels of sales of our titles. Competitors with more extensive lines and popular titles frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced operating margins would cause our profits to decrease significantly.

We depend on console manufacturers for supplies of our games.

     We depend on non-exclusive licenses with Sony, Nintendo and Sega both for the right to publish titles for their platforms and for the manufacture of our software designed for use on their platforms. Our licenses for the PlayStation, Nintendo 64, Nintendo GameBoy and Sega Dreamcast platforms require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these platforms may be limited. If any of these licenses were terminated, we would lack alternative sources for the manufacture of titles for these platforms and would be unable to develop and publish software developed for these platforms.

     Each of Sony, Nintendo and Sega is the sole manufacturer of the titles we publish under license from such manufacturer. Each platform license provides that the manufacturer may raise prices for the titles at any time and grants the manufacturer substantial control over the release of new titles. The relatively long manufacturing cycle for cartridge-based titles for the Nintendo platform (from 30 to 45 days) requires us to accurately forecast retailer and consumer demand for our titles far in advance of sales. Nintendo cartridges are also more expensive to manufacture than CD-ROMs, resulting in greater inventory risks for those titles. Each of these manufacturers also publishes software for its own platforms and manufactures titles for all of its other licensees and may choose to give priority to its own titles or those of other publishers if it has insufficient manufacturing capacity or if there is increased demand.

       These manufacturers may not have sufficient production capacity to satisfy our scheduling requirements during any period of sustained demand. If manufacturers do not supply us with finished titles on favorable terms without delays, our operations could be materially interrupted, and our operating results could be adversely affected.

We may not be able to protect our proprietary rights or avoid claims that we infringe on the proprietary rights of others.

     We develop proprietary software and technologies and have obtained the rights to publish and distribute software developed by third parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. We do not hold any patents or registered copyrights.

     Interactive entertainment software is susceptible to unauthorized copying. Unauthorized third parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. In addition, our competitors could independently develop technologies substantially equivalent or superior to our technologies.

     As the amount of interactive entertainment software in the market increases and the functionality of this software further overlaps, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes the copyrights or patents of others. From time to time, we receive notices from third parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time-consuming, costly and difficult to defend.

Our rapid expansion and acquisitions may strain our operations.

     We have expanded through internal growth and acquisitions, which have placed and may continue to place a significant strain on our management, administrative, operational, financial and other resources. We have released a significant number of titles on new platforms, expanded our publishing and distribution operations, increased our advances to developers and manufacturing expenditures, enlarged our work force and expanded our presence in international markets. To successfully manage this growth, we must continue to implement and improve our operating systems as well as hire, train and manage a substantial and increasing number of management, technical, marketing, administrative and other personnel. We may be unable to effectively manage rapidly expanded operations which are geographically dispersed.

     We have acquired rights to various properties and businesses, and we intend to continue to pursue opportunities by making selective acquisitions consistent with our business strategy. We may be unable to successfully integrate any new personnel, property or business into our operations. If we are unable to successfully integrate future personnel, properties or businesses into our operations, we may incur significant charges.

     Our publishing and distribution activities require significant amounts of capital. We may seek to obtain additional debt or equity financing to fund the cost of continuing expansion. The issuance of equity securities would result in dilution to the interests of our stockholders.

A limited number of customers may account for a significant portion of our sales.

     Sales to our five largest customers accounted for approximately 36.2%, 22.4% and 20.5% of our revenues for the years ended October 31, 1997 and 1998 and the six months ended April 30, 1999. The loss of our relationships with principal customers or a decline in sales to principal customers could harm our operating results.

We have significant outstanding indebtedness and have granted security interests to debtholders.

     We have incurred substantial indebtedness in order to finance our expanded operations. As of April 30, 1999, $31,169,276 was outstanding under a line of credit agreement between our subsidiary Jack of All Games, Inc. and NationsBank, N.A. The line of credit with NationsBank provides for borrowings of up to $35,000,000 through September 30, 1999 and $45,000,000 thereafter. Borrowings under the line of credit with NationsBank are collateralized by liens on accounts receivable and inventory of our subsidiary, Jack of All Games, and are guaranteed by us. The loan agreement contains certain financial covenants and limits or prohibits Jack of All Games, subject to certain exceptions, from declaring or paying cash dividends, merging or consolidating with another corporation, selling assets (other than in the ordinary course of business), creating liens and incurring additional indebtedness. If we default on our obligations, NationsBank could elect to declare our indebtedness to be due and payable and foreclose on our assets.

We are dependent upon our key executives and personnel.

     Our success is largely dependent on the personal efforts of certain key personnel. The loss of the services of one or more of these key employees could adversely affect our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the computer software industry is intense, and we may have difficulty hiring or retaining necessary personnel in the future. If we fail to hire and retain necessary personnel as needed, our business will be significantly impaired.

Rating systems for interactive entertainment software, potential legislation and consumer opposition could inhibit sales of our products.

     The home video game industry requires interactive entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of interactive entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of "G" (all ages) or "T" (age 13 and over), although certain of our titles receive a rating of "M" (age 18 and over), which may limit the potential markets for these titles.

     Several proposals have been made for federal legislation to regulate the interactive entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for interactive entertainment software, television and music containing violence and sexually explicit material. Consumer advocacy groups have also opposed sales of interactive entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title. In addition, certain retailers, such as WalMart, Kmart, Sears and Target Stores, have declined to sell interactive entertainment software containing graphic violence or sexually explicit material, which also limits the potential markets for certain of our games.

The market price of our common stock may be volatile.

     The market price of the common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new titles affecting the interactive entertainment software industry may cause the market price of the common stock to change significantly over short periods of time.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.

     We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act, and may become freely tradeable. We have also granted registration rights with respect to a substantial number of shares of common stock, including shares issuable upon the exercise of options and warrants. If holders of registration rights choose to exercise such rights and sell shares of common stock in the public market, or if holders of currently restricted shares choose to sell such shares in the public market under Rule 144, the prevailing market price for the common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

We are subject to credit and collection risks.

     Our sales are typically made on credit, with terms that vary depending upon the customer and the demand for the particular title being sold. We do not hold any collateral to secure payment by our customers. As a result, we are subject to credit risks, particularly in the event that any of our receivables represent sales to a limited number of retailers or are concentrated in foreign markets. If we are unable to collect on accounts receivable as they become due and such accounts are not covered by insurance, it could adversely affect our financial condition. Our accounts receivable, less an allowance for doubtful accounts and product returns, at April 30, 1999 were $47,381,170.

We are subject to risks and uncertainties of international trade.

     Sales in international markets, primarily in the United Kingdom and other countries in Europe and the Pacific Rim, have accounted for an increasing portion of our revenues. For the years ended October 31, 1997 and 1998 and the six months ended April 30, 1999, sales in international markets accounted for approximately 5.9%, 21.6% and 27.7% of our revenues. We are subject to risks inherent in foreign trade, including:

          o    increased credit risks;

          o    tariffs and duties;

          o    fluctuations in foreign currency exchange rates;

          o    shipping delays; and

          o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

     Sales in France and Germany are made in local currencies. We do not engage in foreign currency hedging transactions.

The Year 2000 risk may adversely affect us.

     The inability of many existing computers to recognize and properly process data as the Year 2000 approaches may cause many computer software applications to fail or reach erroneous results. We have assessed potential issues that may result from the Year 2000 and have recently upgraded our accounting and management software for the purpose of becoming year 2000 compliant. We are in the process of testing this upgraded software. We have contacted principal third-party suppliers and customers to determine their Year 2000 readiness and believe that such suppliers and customers are in the process of becoming Year 2000 compliant. However, any failure by us, our third-party suppliers or customers to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain of our business operations. We have not yet adopted a Year 2000 contingency plan.

                                 USE OF PROCEEDS


     If all of the warrants held by selling stockholders are exercised, we will receive gross proceeds of $650,000, less the costs of this offering, which are estimated to be approximately $20,000. We will not receive any proceeds from the sale of shares by the selling stockholders. We will apply the net proceeds from the exercise of warrants by the selling stockholders, if any, to working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders. Except as set forth below, none of the selling stockholders has ever held any position or office with us or had any other material relationship with us.

                            Beneficial Ownership                                          Percentage of
                                of Shares of                                                  Shares
                                Common Stock     Shares to be Sold  Shares Owned After      Owned After
Selling Stockholder           Prior to Offering   in the Offering      the Offering        the Offering
-------------------           -----------------   ---------------      ------------        ------------

James F. Rose and
Barbara Rose .............          636,668           50,000              586,668              2.6%
John and Greta
Davidson .................          430,000           50,000              380,000              1.7
John New .................            6,500            6,500                 --                --
Kevin New ................            6,500            6,500                 --                --
David Gillard ............           48,492           48,492                 --                --
Interactive
Development, S.A .........          127,017          127,017                 --                --
Anthony Shea .............            9,000            9,000                 --                --
Evan Gappleburg ..........            6,500            6,500                 --                --
Craig Schmell ............            6,500            6,500                 --                --
Robert Alexander .........          975,000          100,000              875,000              3.8
Whale Securities Co., L.P.           88,000           78,000               10,000              --
Arthur B. Whitcomb, Jr ...           32,000           22,000               10,000              --



*    Less than one percent.


     This table assumes the sale of all of the shares offered. This table also assumes (1) the exercise of warrants to purchase 88,000 shares of common stock owned by Whale Securities Co., L.P., (2) the exercise of warrants to purchase 32,000 shares of common stock owned by Arthur B. Whitcomb, Jr., (3) the sale by Whale Securities Co., L.P. of 78,000 shares of common stock issuable upon the exercise of warrants and (4) the sale by Arthur B. Whitcomb, Jr. of 22,000 shares of common stock issuable upon the execise of warrants. This table does not include shares owned in the trading account of Whole Securities Co., L.P.

     James Rose and John Davidson are employees of our subsidiary Talonsoft, Inc., and Barbara Rose and Greta Davidson are their spouses. Whale Securities Co., L.P. was the underwriter for our initial public offering in April 1997.

                              PLAN OF DISTRIBUTION

     We are registering shares of our common stock with this prospectus on behalf of the selling stockholders. All references to selling stockholders in this prospectus include donees and pledgees selling shares of common stock received from a named selling stockholder after the date of this prospectus. We have agreed to pay all expenses in connection with the registration of the shares of common stock. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of their shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, any of which may involve crosses and block transactions, made on Nasdaq, in the over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms and market prices prevailing at the time of sale or at privately negotiated prices. These transactions may or may not involve brokers or dealers.

     Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered in this prospectus in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered in this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered in this prospectus to a broker or dealer, and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with sales. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act. Compensation to be received by broker-dealers and retained by the selling stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any supplements, to any person who purchases any of the shares from or through such dealer or broker.

     During such time as they may be engaged in a distribution of the shares included in this prospectus, the selling stockholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     It is possible that a significant number of shares may be sold under this prospectus. Accordingly, these sales or the possibility of such sales may have a depressive effect on the market price of our common stock.

                                 INDEMNIFICATION

     The General Corporation Law of the State of Delaware contains provisions permitting our directors and officers to be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of having been a director or officer. Our Certificate of Incorporation includes a provision that limits the personal liability of our directors to us or our stockholders for monetary damages arising from a breach of their fiduciary duties as directors to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. This provision does not prevent us or our stockholders from seeking equitable remedies, such as injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Our Certificate of Incorporation provides that we shall indemnify our officers and directors to the maximum extent permitted from time to time under the Delaware General Corporation Law and requires us to advance expenses to any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, our Bylaws require us to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent for acts which such person reasonably believes are not in violation of our corporate purposes as set forth in our Certificate of Incorporation. At present, the Delaware General Corporation Law provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

     Insofar as indemnification against liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     Tenzer Greenblatt LLP of New York, New York will pass upon the validity of the shares of common stock being offered with this prospectus.

                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended October 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Jack of All Games, Inc. as of and for the years ended December 31, 1996 and December 31, 1997 have been included in reliance upon the reports of Aronowitz, Chaiken & Hardesty, LLP, given upon the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement with the Securities and Exchange Commission including the shares offered by this prospectus. This prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the SEC. For further information, you should read the registration statement, including the exhibits filed with it, which may be examined without charge at the SEC's principal office in Washington, D.C. or its regional offices in New York City and Chicago, Illinois. You can obtain copies of materials at prescribed rates from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and you can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic filings made through the SEC's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the SEC's worldwide web site at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document referred to are not complete. Where such contract or other document is an exhibit to the registration statement, each such statement is deemed to be qualified in all respects by the provisions of the exhibit.

                              AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. These reports and other information can be read and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. You can obtain information on the operation of public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of materials can also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Our electronic filings made through the SEC's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the SEC's worldwide web site at http://www.sec.gov.

                      INFORMATION INCORPORATED BY REFERENCE

     We have previously filed the following documents with the SEC. These documents are incorporated by reference in and shall be deemed a part of this prospectus:

     (a)  Annual Report on Form 10-KSB for the fiscal year ended October 31,
          1998;

     (b) Quarterly Report on Form 10-Q for the quarterly period ended January 31, 1999;

     (c) Quarterly Report on Form 10-Q for the quarterly period ended April 30, 1999;

     (d)  Current Report on Form 8-K dated February 23, 1999; and

     (e) The description of our common stock contained in our Registration Statement on Form 8-A, together with any amendment or report filed with the SEC for the purpose of updating such description.

     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of the offering of the securities under this prospectus shall be deemed to be incorporated by reference in and a part of this prospectus as of the date of filing with the SEC. Any statement incorporated in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement which has been subsequently modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the registration statement of which it is a part.

     This prospectus incorporates by reference documents that are not presented in or delivered with this prospectus. These documents, except for the exhibits, are available without charge to any person, including any beneficial owner of our securities, to whom this prospectus is delivered, upon written or oral request. Requests should be directed to Take-Two Interactive Software, Inc., 575 Broadway, New York, New York 10012, Attention: Ryan A. Brant, telephone (212) 334-6633.

================================================================================
     We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or solicit an offer to buy securities in any jurisdiction in which it is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall imply that the information in this prospectus is correct as of any time after the date of this prospectus.

                                -----------------

                                TABLE OF CONTENTS

                                                                        Page

Prospectus Summary......................................................  2
Risk Factors............................................................  4
Use of Proceeds......................................................... 13
Selling Stockholders.................................................... 13
Plan of Distribution.................................................... 14
Indemnification......................................................... 15
Legal Matters........................................................... 15
Experts................................................................. 16
Additional Information.................................................. 16
Available Information................................................... 16
Information Incorporated by Reference .................................. 17

================================================================================




================================================================================


                                510,509 Shares of


                                  Common Stock

                              TAKE-TWO INTERACTIVE
                                 SOFTWARE, INC.


                            -------------------------

                                   PROSPECTUS

                            -------------------------



                                 August 6, 1999


================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                       Amount
                                                                       ------

Registration Fee                                                   $ 1,099.89

Printing                                                             1,000.00

Legal and Accounting Fees and Expenses                              15,000.00

Transfer Agents and Registrars Fees                                  1,000.00

Miscellaneous                                                        1,900.11

     TOTAL                                                         $20,000.00
                                                                   ==========


The above fees will be paid by the Company.

Item 15. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, finds, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as current in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such an injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Item 16. Exhibits

(a)  Exhibits

Exhibit No.
-----------

5 Opinion of Tenzer Greenblatt LLP regarding legality of securities being registered.

23.1   Consent of PricewaterhouseCoopers LLP.

23.2   Consent of Aronowitz, Chaiken & Hardesty, LLP.

23.3   Consent of Tenzer Greenblatt LLP (included in Exhibit 5).


24     Power of Attorney (previously filed).


Item 17. Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to this Registration Statement to be signed on its behalf by the undersigned, in the city of New York, state of New York, on the 5th day of August 1999.


                       TAKE-TWO INTERACTIVE SOFTWARE, INC.

                       By:/s/ Ryan A. Brant
                          -------------------------
                       Ryan A. Brant
                       Chief Executive Officer




     Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


Signature                                Title                        Date
---------                                -----                        ----


 /s/ Ryan A. Brant          Chief Executive Officer and Director  August 5, 1999
--------------------------  (Principal Executive Officer)
Ryan A. Brant


      *                     Chief Financial Officer               August 5, 1999
--------------------------  (Principal Financial Officer)
Larry Muller


      *                     Chief Operating Officer and Director  August 5, 1999
--------------------------
Anthony R. Williams


      *                     Chief Accounting Officer (Principal   August 5, 1999
--------------------------  Accounting Officer) and Secretary
Barbara A. Ras


      *                     Director                              August 5, 1999
--------------------------
Oliver R. Grace, Jr.


      *                     Director                              August 5, 1999
--------------------------
Neil S. Hirsch


                            Vice President of International       ______ _, 1999
--------------------------  Operations and Director
Kelly Sumner


      *
--------------------------  Director                              August 5, 1999
Robert Flug

*By: /s/ Ryan A. Brant
    ----------------------
         Ryan A. Brant
      as attorney-in-fact